Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants to Environmental Power Corporation (the “Company”), we consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated March 11, 2005 relating to the financial statements and financial statement schedule of Environmental Power Corporation as of and for the year ended December 31, 2004 included in the Annual Report on Form 10-K of Environmental Power Corporation and to the use of our report dated March 11, 2005 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ VITALE, CATURANO & Co., Ltd.
Boston, Massachusetts
October 26, 2005